                                                                       EXHIBIT 3


                                VOTING AGREEMENT

                                  (SAMUEL ZELL)


                  THIS VOTING AGREEMENT (this "AGREEMENT") is entered into as of February 11, 2000 by and among Cornerstone Properties Inc, a Nevada corporation ("CORNERSTONE"), Cornerstone Properties Limited Partnership, a Delaware limited partnership ("CORNERSTONE PARTNERSHIP"), and Samuel Zell (such person, together with the other signatories hereto (other than Cornerstone and Cornerstone Partnership), individually and collectively, the "EQUITY OFFICE SECURITYHOLDER").

                  WHEREAS, Cornerstone, Cornerstone Partnership, Equity Office Properties Trust, a Maryland real estate investment trust ("EQUITY OFFICE") and EOP Operating Limited Partnership, a Delaware limited partnership ("EOP Partnership") will enter into an Agreement and Plan of Merger dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which (i) Cornerstone Partnership will be merged with and into EOP Partnership (the "PARTNERSHIP MERGER"), with EOP Partnership as the survivor of the Partnership Merger, and
(ii) Cornerstone will be merged with and into Equity Office (the "MERGER"), with Equity Office as the survivor of the Merger (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

                  WHEREAS, the Equity Office Securityholder is the beneficial and record owner of 1,546,001 issued and outstanding shares of common stock, $0.01 par value per share, of Equity Office (such shares, together with any shares acquired hereafter, the "EQUITY OFFICE COMMON SHARES"), as more particularly described on Schedule 1;

                  WHEREAS, the Equity Office Securityholder is the beneficial and record owner of 11,701,076 issued and outstanding units of limited partnership interest in EOP Partnership (such units, together with any units acquired hereafter, the "EOP OP UNITS") as more particularly described on
Schedule 1; and

                  WHEREAS, in accordance with the Recitals of the Merger Agreement, the Equity Office Securityholder desires to execute and deliver this Agreement solely in its capacity as a holder of Equity Office Common Shares and EOP OP Units.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


SECTION 1. DISPOSITION OF EQUITY OFFICE COMMON SHARES AND EOP OP UNITS

                  During the period from the date hereof through the earlier of
(i) the date on which the Merger is consummated or (ii) 30 days after the date on which the Merger Agreement is terminated according to its terms (such period hereinafter referred to as the "TERM"), the Equity Office Securityholder shall not, directly or indirectly, and shall cause each record holder not to, directly or indirectly, (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any Equity Office Common Shares or EOP OP Units (except for redemptions of EOP OP Units for Equity Office Common Shares pursuant to the partnership agreement of EOP Partnership), (b) grant any proxies for any Equity Office Common Shares or EOP OP Units with respect to any matters described in paragraphs (a) or (b) of Section 2 hereof (other than a proxy directing the holder thereof to vote the Equity Office Common Shares or the EOP OP Units in a manner required by paragraphs (a) and (b) of Section 2 hereof), (c) deposit any Equity Office Common Shares or EOP OP Units into a voting trust or enter into a voting agreement with respect to any Equity Office Common Shares or EOP OP Units with respect to any of the matters described in paragraphs (a) or (b) of Section 2 hereof, or tender any Equity Office Common Shares or EOP OP Units in a transaction other than a transaction contemplated by the Merger Agreement, or
(d) take any action which is intended to have the effect of preventing or disabling the Equity Office Securityholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prevent the sale, transfer, pledge, encumbrance, assignment or other disposition of any of such Equity Office Common Shares or EOP OP Units, either (i) provided that the purchaser, transferee, pledgee or assignee thereof agrees in writing to be bound by the terms of this Agreement, or (ii) in connection with the replacement or substitution of an existing pledge thereof (whether or not the pledgee agrees to be bound by this Agreement). Cornerstone and Cornerstone Partnership each acknowledges the existence of pledges made by Equity Office Securityholder that are currently in place and that such pledges (and any replacements thereof or substitutions therefor) do not and will not violate the terms hereof.

SECTION 2. VOTING

                  (a) During the Term, the Equity Office Securityholder shall cast or cause to be cast all votes attributable to the Equity Office Common Shares, at any annual or special meeting of shareholders of Equity Office, including any adjournments or postponements thereof, or in connection with any written consent or other vote of Equity Office shareholders, (i) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms of the Merger Agreement approved by the board of trustees of Equity Office that would not materially adversely affect the Equity Office Securityholder in its capacity as beneficial owner of Equity Office Common Stock or EOP OP Units) and (ii) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) made or taken in opposition to or in competition with the Merger.

                  (b) During the Term, the Equity Office Securityholder shall cast or cause to be cast all votes attributable to the EOP OP Units at any meeting of the partners of EOP Partnership at which, and in connection with any written consent or other vote with respect to which, the Equity Office Securityholder is entitled to vote, (i) in favor of adoption of the Merger Agreement and approval of the Merger, the Partnership Merger and the other transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms of the Merger Agreement approved by the board of trustees of Equity Office that would not materially adversely affect the Equity Office Securityholder in its capacity as beneficial owner of Equity Office Common Stock or EOP OP Units) and (ii) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) made or taken in opposition to or in competition with the Merger or the Partnership Merger.

                  (c) The Equity Office Securityholder will retain the right to vote its Equity Office Common Shares and EOP OP Units, in its sole discretion, on all matters other than those described in paragraphs (a) or (b) of this
Section 2, and the Equity Office Securityholder may grant proxies and enter into voting agreements or voting trusts for its Equity Office Common Shares and EOP OP Units in respect of such other matters.


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SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE EQUITY OFFICE SECURITYHOLDER

                  The Equity Office Securityholder represents and warrants to Cornerstone and Cornerstone Partnership as follows:

                  (a) The Equity Office Securityholder has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder.

                  (b) This Agreement has been duly executed and delivered by the Equity Office Securityholder and constitutes a valid and binding obligation of the Equity Office Securityholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  (c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any court order, judgment or decree applicable to the Equity Office Securityholder, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which the Equity Office Securityholder is a party or by which the Equity Office Securityholder is bound or affected, which conflict, violation, breach or default would materially and adversely affect the Equity Office Securityholder's ability to perform any of its obligations under this Agreement.

                  (d) Subject to any required filings under the Securities Exchange Act of 1934 (the " '34 Act"), the Equity Office Securityholder is not required to give any notice or make any report or other filing with any governmental authority in connection with the execution or delivery of this Agreement or the performance of the Equity Office Securityholder's obligations hereunder and no waiver, consent, approval or authorization of any governmental or regulatory authority or any other person or entity is required to be obtained by the Equity Office Securityholder for the performance of the Equity Office Securityholder's obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect the Equity Office Securityholder's ability to perform this Agreement.

                  (e) Equity Office Common Shares and EOP OP Units set forth opposite the name of the Equity Office Securityholder on Schedule 1 hereto are the only Equity Office Common Shares and EOP OP Units owned beneficially or of record by the Equity Office Securityholder or over which it exercises voting control.

SECTION 4. FURTHER ASSURANCES

                  During the Term, the Equity Office Securityholder shall make such filings as may be required under the '34 Act and, upon the request of Cornerstone, execute and deliver such documents and take such actions as Cornerstone may reasonably deem necessary to effectuate the purposes of this Agreement.

SECTION 5. DESCRIPTIVE HEADINGS

                  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.




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SECTION 6. COUNTERPARTS

                  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

SECTION 7. ENTIRE AGREEMENT; ASSIGNMENT

                  This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

SECTION 8. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland without regard to the principles of conflicts of laws thereof.

                  (b) The Equity Office Securityholder hereby submits and consents to non-exclusive personal jurisdiction in any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a federal court located in the State of Maryland or in a Maryland state court. Any process, summons, notice or document delivered by mail to the address set forth on Schedule 1 hereto shall be effective service of process for any action, suit or proceeding in any Maryland state court or any federal court located in the State of Maryland with respect to any matters to which the Equity Office Securityholder has submitted to jurisdiction in this Section 8. The Equity Office Securityholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any Maryland state court or any federal court located in the State of Maryland, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. THE EQUITY OFFICE SECURITYHOLDER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

SECTION 9. SPECIFIC PERFORMANCE

                  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 10. PARTIES IN INTEREST

                  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.



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SECTION 11. AMENDMENT; WAIVERS

                  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

SECTION 12. CAPACITY OF EQUITY OFFICE SECURITYHOLDER

                  The Equity Office Securityholder has executed this Agreement solely in his capacity as a securityholder of Equity Office or EOP Partnership and not in his capacity as an officer, director, employee or manager of Equity Office or EOP Partnership. Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by the Equity Office Securityholder in his capacity as an officer, director, employee or manager of Equity Office or EOP Partnership in connection with the exercise of Equity Office's or EOP Partnership's rights under the Merger Agreement.

SECTION 13. TERMINATION

                  This Agreement shall terminate immediately upon the earlier of
(i) 30 days after the date on which the Merger Agreement is terminated in accordance with its terms or (ii) the consummation of the Merger. None of the representations, warranties, covenants or agreements in this Agreement shall survive the termination of this Agreement; provided, however, that nothing contained herein shall release the Equity Office Securityholder from any liability arising from any breach of any of its representations, warranties, covenants or agreements in this Agreement.




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                  IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered in their names and on their behalf, as of the date first written above.

                                              CORNERSTONE PROPERTIES INC.

                                              By: /s/
                                                 -------------------------------
                                                 Name:
                                                 Title:


                                              CORNERSTONE PROPERTIES LIMITED
                                              PARTNERSHIP

                                              By: Cornerstone Properties Inc.,
                                                  its general partner

                                                  By: /s/
                                                     ---------------------------
                                                     Name:
                                                     Title:



                                                     /s/ Samuel Zell
                                              ----------------------------------
                                                       Samuel Zell

                                              EGI Holdings, Inc.

                                              By:     /s/ Donald J. Liebentritt
                                                 ------------------------------
                                              Name:  Donald J. Liebentritt
                                              Title: Vice President



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

                                               Samstock/ZFT L.L.C.

                                              By:     /s/ Donald J. Liebentritt
                                                 ------------------------------
                                              Name:  Donald J. Liebentritt
                                              Title: Vice President


                                              Samstock/Alpha L.L.C.

                                              By:     /s/ Donald J. Liebentritt
                                                 ------------------------------
                                              Name:  Donald J. Liebentritt
                                              Title: Vice President


                                              Samstock/SZRT L.L.C.

                                              By:     /s/ Donald J. Liebentritt
                                                 ------------------------------
                                              Name:  Donald J. Liebentritt
                                              Title: Vice President


                                              Samstock/ZGP L.L.C.

                                              By:     /s/ Donald J. Liebentritt
                                                 ------------------------------
                                              Name:  Donald J. Liebentritt
                                              Title: Vice President




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

                                                                      Schedule 1



NAME OF RECORD AND          # OF SHARES OF EQUITY         # OF EOP                        TERMS OF
BENEFICIAL OWNER             OFFICE COMMON STOCK          OP UNITS         PLEDGEE(1)      PLEDGE
-------------------------------------------------------------------------------------------------------
Sam Zell                             8,175                 0
-------------------------------------------------------------------------------------------------------
   EGI Holdings, Inc.                12,834                1,919,706
   Samstock/Alpha, L.L.C.            258,178               1,990,579
   Samstock/ZFT L.L.C.               1,239,472             6,010,399
   Samstock/SZRT L.L.C.              27,348                1,775,065
   Samstock/ZGPI, L.L.C.             0                     5,321

Any process, summons, notice or document delivered by mail pursuant to Section 8 hereof to the beneficial or record holder set forth on this Schedule 1, should be delivered to:


                                 With a copy to:
                                 --------------
Equity Office Securityholder                  Hogan & Hartson L.L.P.
c/o Equity Group Investments, L.L.C.          555 Thirteenth Street, N.W.
Two North Riverside Plaza                     Washington, D.C.  20004-1109
Chicago, IL 60606                             Attention: J. Warren Gorrell, Jr.
Attention:  Donald J. Liebentritt                        George P. Barsness
Tel:  (312) 466-3651                          Tel:  (202) 637-5600
Fax: (312) 575-7024                           Fax: (202) 637-5910



--------

(1) Disclose all of Mr. Zell's pledge and terms of pledge information in columns 4 and 5.



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